Exhibit 99.1

Contacts:

ImaRx Therapeutics, Inc. Jennifer Marshall VP Corporate Dev. & Investor Relations jlmarshall@imarx.com (520) 770-1259	The Ruth Group Sara Ephraim (investors) sephraim@theruthgroup.com Jason Rando (media) jrando@theruthgroup.com

IMARX THERAPEUTICS SUBMITS UROKINASE
DATA TO FDA SUPPORTING EXTENDED EXPIRATION DATING

STABILITY TESTING MEETS SPECIFICATIONS

RESULTS SUPPORT EXPIRATION DATE EXTENSION

TUCSON, AZ — (December 21, 2007) –ImaRx Therapeutics, Inc. (Nasdaq: IMRX) today announced that it has submitted a lot release request to the Food and Drug Administration (FDA) with extended expiration dating on its inventory of urokinase drug product. Urokinase, ImaRx’s first commercially available FDA-approved product, is a thrombolytic or clot-dissolving agent indicated for the treatment of acute massive pulmonary embolism.

The extended expiration dating was based on recent data from the Company’s ongoing stability testing program that successfully met all of the required specifications necessary to support extension of the expiration dating of the product to between July and September of 2009. This extension would impact all of ImaRx’s unlabeled vials of urokinase, which accounted for approximately 71% of the Company’s inventory as of September 30, 2007. Based on successful completion of the stability testing we have submitted a request to the FDA to release one lot of urokinase drug product for commercialization.

“We are pleased to have submitted this lot release with extended expiration dating to the FDA” said Bradford A. Zakes, President and CEO of ImaRx. “Sales of urokinase have enabled the company to offset expenses associated with our clinical-stage development program for ischemic stroke with the revenue generated through product sales. FDA acceptance of our lot release will allow the company to unlock additional value from this asset and continue the commercialization of this product.”

ImaRx intends to continue its stability program to evaluate the potential for further expiration extensions beyond September 2009 for unlabeled vials of urokinase inventory.

ImaRx began selling urokinase in October 2006. The Company acquired the product and all related assets, including an approximate four-year supply of inventory, from Abbott Laboratories (NYSE: ABT) in April 2006 for a total purchase price of $20 million. As of September 30, 2007 the Company has received aggregate net proceeds of approximately $14.4 million from sales of urokinase to its wholesalers and customers.

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, Abbokinase®, for the treatment of acute massive pulmonary embolism.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to our expectation that the FDA acceptance of our lot release will allow the company to unlock additional value from this asset and continue the commercialization of this product and any inference that our submission requesting the FDA to release one lot of urokinase drug product for commercialization will be allowed by the FDA. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: sales of urokinase may decline and there may be insufficient demand for the product and the FDA may not approve our request for lot release which would result in insufficient supply of product thereby reducing sales of urokinase, and, we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of December 21, 2007, and the Company undertakes no duty to update this information. A more complete description of these risks can be found in the Company’s filings with the Securities and Exchange Commission.

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